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                                                                     EXHIBIT 18
                                                                     ----------


May 24, 1996


Airways Corporation,

We have audited the consolidated balance sheet of Airways Corporation and subsidiary (the "Company") as of March 31, 1996 and the related consolidated statements of operations, changes in stockholders' equity and group equity, and cash flows for the year then ended and have reported thereon under date of May 24, 1996. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended March 31, 1996. As stated in Note 11 to those financial statements, the Company changed its method of accounting for credit card processing fee expense and states that the newly adopted accounting principle is preferable in the circumstances because credit card processing fee expense is more appropriately matched with the related revenue and the treatment of such costs is consistent with the Company's standard revenue recognition policies. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgement and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgement and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.


                                                       /s/ KPMG PEAT MARWICK LLP

                                                       KPMG PEAT MARWICK LLP